Exhibit 99.1

News Release

PartnerRe Ltd. Estimates Claims from its Exposure to Hurricane Charley will be between $35-$45 million

PEMBROKE, Bermuda, August 19, 2004 -- PartnerRe Ltd. (NYSE:PRE) today announced that claims relating to its exposure to Hurricane Charley are expected to be between $35 -$45 million.

PartnerRe President and CEO Patrick Thiele said, "Our estimate is based on our proprietary model's estimate of industry insured losses of approximately $6.5 - $8 billion, as well as a detailed treaty by treaty analysis of both our Bermuda and U.S. operations.

"The level of our estimated claims is consistent with the characteristics of our diversified book of business, as well as with the characteristics of the event itself, which followed a narrow path over Cuba, through Florida, and eventually into the Carolinas," said Mr. Thiele.

The Company continues to expect that, barring any unusually large loss events, it will exceed its stated plan for 2004 of a minimum of $6.90 in operating earnings per share, and an operating return on equity of at least 17%.

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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risks, other lines, life/annuity and health, and alternative risk transfer solutions. At year-end 2003, total revenues were $3.9 billion. As of June 30, 2004, total assets were $11.8 billion, total capitalization was $3.3 billion and total shareholders' equity was $2.7 billion. Our major reinsurance operations have ratings of AA- from Standard & Poor's, Aa3 from Moody's, A+ from A.M. Best, and AA from Fitch.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company's assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe's forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe or other large losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company's investment portfolio and other factors identified in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Citigate Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Jim Barron/Hallie Bozzi
Media Contact: Celia Powell

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08